EXHIBIT 99.1

Company Press Release

SOURCE: DATATRAK International, Inc.

DATATRAK INTERNATIONAL ANNOUNCES THREE-FOR-TWO SHARE SPLIT

CLEVELAND, Ohio, July 21, 2005...DATATRAK International, Inc. (Nasdaq: “DATA”), the leading and most experienced Application Service Provider (“ASP”) in the Electronic Data Capture (“EDC”) industry today announced that its Board of Directors has approved a three-for-two share split that will be distributed in the form of a 50% share dividend.

The Company’s shareholders of record at the close of business on August 15, 2005 will receive one additional Common Share for every two Common Shares held on that date. The Company expects that the new Common Shares will be distributed on or around August 31, 2005 and are expected to begin trading ex-dividend on approximately September 1, 2005. Fractional shares will be paid in cash based upon the closing price of the Common Shares as reported on NASDAQ on August 15, 2005. The Company currently has approximately 6.8 million Common Shares outstanding, which will increase to approximately 10.2 million Common Shares after the share split.

“This share split will provide greater stability in market quotations, a broader distribution of our Common Shares and allow a larger number of investors to own an equity interest in DATATRAK International, Inc.” stated Dr. Jeffrey A. Green, President and Chief Executive Officer of DATATRAK International, Inc.”

About DATATRAK

DATATRAK International, Inc. is a worldwide ASP for the EDC industry. The Company provides a suite of software products supporting the use of DATATRAK EDC® and related services to the pharmaceutical, biotechnology, and medical device industries. DATATRAK EDC® was developed in order to deliver clinical research data from investigative sites to clinical trial sponsors faster and more efficiently than conventional, manual methods. DATATRAK EDC® can be deployed worldwide in either a distributed platform using laptop computers or in a centralized environment using the Internet. DATATRAK EDC® software and its earlier versions have successfully supported many international clinical studies involving thousands of clinical research sites and encompassing tens of thousands of patients in 49 countries. DATATRAK International, Inc.’s product suite has been utilized in some aspect of the clinical development of 14 separate drugs that have received regulatory approval from either the United States Food and Drug Administration or counterpart European bodies. DATATRAK International, Inc. has offices located in Cleveland, Ohio and Bonn, Germany. Its common shares are listed on the Nasdaq Stock Market under the symbol “DATA.” Visit the DATATRAK International, Inc. web site at www.datatrak.net or www.datatraknet.de.

Except for the historical information contained in this press release, the statements made in this release are forward-looking statements. Factors that may cause actual results to differ materially from those in the forward-looking statements include the ability of the Company to absorb corporate overhead and other fixed costs in order to successfully market the DATATRAK EDC® software; the development and fluctuations in the market for EDC technology; the degree of the Company’s success in obtaining new contracts; the timing of payments from customers and the timing of clinical trial sponsor decisions to conduct new clinical trials or cancel or delay ongoing trials; governmental regulation; the early stage of the Company’s EDC business and operations; and general economic conditions. In addition, the Company’s success depends on the outcome of various strategic initiatives it has undertaken, all of which are based on assumptions made by the Company concerning trends in the clinical research market and the health care industry.

CONTACT:

Jeffrey A. Green, Pharm.D., FCP President & Chief Executive Officer DATATRAK International 440/443-0082 x112	Terry C. Black Chief Financial Officer DATATRAK International 440/443-0082 x110	Neal Feagans Investor Relations Feagans Consulting, Inc 303-449-1184